Exhibit 21.1

LegalZoom.com, Inc.
Subsidiaries

United States Corporation Agents, Inc. (Nevada)
LZ Financial Services, LLC (Delaware)
CreatingWill.com, LLC (Delaware)
LegalZoom.com Texas, LLC (Texas)
United States Corporation Agents, Inc. (California)
United States Corporation Agents, Inc. (Maryland)